Exhibit 4.5

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 12, 2006, among P-H Energy, LLC, a Texas limited liability company, Petrohawk Operating Company, a Texas corporation, Red River Field Services, L.L.C., an Oklahoma limited liability company, Petrohawk Properties, LP, a Texas limited partnership, Petrohawk Holdings, LLC, a Delaware limited liability company, Winwell Resources, Inc., a Louisiana corporation, and WSF, Inc., a Louisiana corporation (collectively, the “New Guarantors”), each a subsidiary of Petrohawk Energy Corporation, a Delaware corporation (the “Company”) and the successor by way of merger to KCS Energy, Inc. (“KCS”), the existing Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as indenture trustee under the Indenture referred to herein (the “Trustee”). The New Guarantors and the existing Guarantors are sometimes referred to collectively herein as the “Guarantors”, or individually as a “Guarantor.”

W I T N E S S E T H

WHEREAS, KCS heretofore executed and delivered to the Trustee an indenture (as amended, the “Indenture”), dated as of April 1, 2004, relating to the 7 1/8% Senior Notes due 2012 (the “Securities”) of KCS, and pursuant to the Second Supplemental Indenture dated as of the date hereof among the Company, the existing Guarantors and the Trustee, the Company assumed the obligations of KCS under the Indenture, the Registration Rights Agreement and in respect of the Securities;

WHEREAS, Section 4.9 of the Indenture provides that if the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary (other than Foreign Subsidiaries) after the Issue Date, then the Company shall cause such newly acquired or created Restricted Subsidiary to become a Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee as provided in the Indenture; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder.

NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the other Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. Each New Guarantor hereby agrees, jointly and severally, with all other Guarantors, to unconditionally Guarantee to each Holder and to the Trustee the Obligations, to the extent set forth in the Indenture and subject to the provisions in the Indenture. The obligations of the Guarantors to the Holders of Securities and to the Trustee pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantees.

3. EXECUTION AND DELIVERY. Each Guarantor agrees that the Subsidiary Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of any such Subsidiary Guarantee of any Guarantor.

4. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

6. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: July 12, 2006

P-H ENERGY, LLC		PETROHAWK OPERATING COMPANY

By	/s/ Floyd C. Wilson	By	/s/ Floyd C. Wilson
	Floyd C. Wilson President and Chief Executive Officer		Floyd C. Wilson President and Chief Executive Officer

RED RIVER FIELD SERVICES, L.L.C.		PETROHAWK PROPERTIES, LP

By	Petrohawk Energy Corporation, its sole member

By	/s/ Floyd C. Wilson	By	/s/ Floyd C. Wilson
	Floyd C. Wilson President and Chief Executive Officer		Floyd C. Wilson President and Chief Executive Officer

PETROHAWK HOLDINGS, LLC		WINWELL RESOURCES, INC.

By	/s/ Connie D. Tatum	By	/s/ Floyd C. Wilson
	Connie D. Tatum President		Floyd C. Wilson President and Chief Executive Officer

WSF, INC.

By	/s/ Floyd C. Wilson
Floyd C. Wilson President and Chief Executive Officer

KCS RESOURCES, INC.		MEDALLION CALIFORNIA PROPERTIES COMPANY

By	/s/ Floyd C. Wilson	By	/s/ Floyd C. Wilson
	Floyd C. Wilson President and Chief Executive Officer		Floyd C. Wilson President and Chief Executive Officer

KCS ENERGY SERVICES, INC.		PROLIQ, INC.

By	/s/ Floyd C. Wilson	By	/s/ Floyd C. Wilson
	Floyd C. Wilson President and Chief Executive Officer		Floyd C. Wilson President and Chief Executive Officer

PETROHAWK ENERGY CORPORATION		U.S. BANK NATIONAL ASSOCIATION, as indenture trustee

By	/s/ Floyd C. Wilson	By	/s/ Stephen Rivero
	Floyd C. Wilson	Name:	Stephen Rivero
	President and Chief Executive Officer	Title:	Vice President